EXHIBIT 23.2

December 22, 2024

CONSENT OF HADDAN & ZEPFEL LLP

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

HADDAN & ZEPFEL LLP

/s/ Haddan & Zepfel LLP